EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                      and Distributions on Preferred Trust Securities
                                  (Dollars in millions)

                                                         Three Months Ended
                                                              March 31,

                                                           2001     2000
                                                           ----     ----
EARNINGS
--------
Income Before Income Taxes                               $  630   $  562
Fixed Charges, Excluding Interest on Deposits               125      123
                                                         ------   ------

Income Before Income Taxes and Fixed Charges
  Excluding Interest on Deposits                            755      685
Interest on Deposits                                        463      472
                                                         ------   ------

Income Before Income Taxes and Fixed Charges,
 Including Interest on Deposits                          $1,218   $1,157
                                                         ======   ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                                            $  115   $  114
One-Third Net Rental Expense*                                10        9
                                                         ------   ------
Total Fixed Charges, Excluding Interest on
  Deposits                                                  125      123
Interest on Deposits                                        463      472
                                                         ------   ------
Total Fixed Charges, Including Interest on
  Deposits                                               $  588   $  595
                                                         ======   ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                                $   28   $   28
-------------------------------
                                                         ======   ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                            6.04x    5.57x
Including Interest on Deposits                            2.07     1.94

EARNINGS TO COMBINED FIXED CHARGES AND
DISTRIBUTION ON PREFERRED TRUST SECURITIES
-------------------------------------------

Excluding Interest on Deposits                            4.93     4.54
Including Interest on Deposits                            1.98     1.86

*The proportion deemed representative of the interest factor.